Surprise: New Banksy Launch! Inbox ×

M

Masterworks <notification@masterworks.com>
to me

Sam,

Today we're **surprise launching a Banksy** on the platform!

[Click here for immediate access.]

It's one of Banksy's *"Radar Rat"* motifs, which is among his most popular imagery historically. Only two canvas works have ever appeared at auction so we're excited to have acquired this one privately.

Invest here or view the offering circular below.



Thanks,

The Masterworks Team

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MASTERWORKS

www.masterworks.com
1 World Trade Center, 57th Floor, New York, NY 10007